MATRIX ADVISORS FUNDS TRUST
AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT
THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of August 17, 2026, by and between Matrix Advisors Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Matrix Advisors Dividend Fund (the “Fund”), a series of the Trust, and Matrix Asset Advisors, Inc., a Delaware corporation (the “Adviser”).
WITNESSETH:
WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser dated as of August 24, 2016, as amended (the “Investment Advisory Agreement”); and
WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and
WHEREAS, the Adviser desires to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement those limits; and
WHEREAS, this Agreement amends and restates any and all prior operating expenses limitation agreements and amendments thereto between the Adviser and the Trust, on behalf of the Fund.
NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:
1.    LIMIT ON OPERATING EXPENSES. The Adviser agrees to limit the Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets to the amount listed in Schedule A (the “Annual Limit”). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed the Annual Limit, the Adviser will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.
2.    DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Adviser’s investment advisory or management fee detailed in the Investment Advisory Agreement and organizational expenses of the Fund, but does not include interest, acquired fund fees and expenses, distribution and/or service (12b-1) fees, leverage and tax expenses, dividend and interest expenses on short positions, brokerage commissions and extraordinary expenses.
3.    REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement, provided that any such reimbursements will not cause the Fund to exceed the lesser of: (a) the expense limitation in place at the time of the waiver and/or expense payment; or (b) the expense limitation in place at the time of the recoupment.
4.    TERM. This Agreement shall become effective on the date specified herein and shall continue in effect indefinitely and for a period no less than one year from the effective date of the Fund’s then-current registration statement, unless terminated by the Board as provided in Paragraph 5 of this Agreement.
5.    TERMINATION. Subject to the one-year term requirement set forth in Paragraph 4, above, this Agreement may be terminated without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.
6.    ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
7.    SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
8.    GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.
MATRIX ADVISORS FUNDS TRUST
on behalf of the Matrix Advisors Dividend Fund
/s/ Lon F. Birnholz
Lon F. Birnholz
Executive Vice President and Secretary
MATRIX ASSET ADVISORS, INC.
/s/ David A. Katz
David A. Katz
President
Amended and Restated Operating Expenses Limitation Agreement

Signature Page

SCHEDULE A

Fund	Operating Expenses Annual Limit
Matrix Advisors Dividend Fund	0.90%

Amended and Restated Operating Expenses Limitation Agreement
Schedule A
A-1